Exhibit 10.7

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (“Agreement”) is made and entered into as of immediately prior to January 1, 2009 by and between S&T Bancorp, Inc. (the “Company”) and David Ruddock (the “Executive”).

WITNESSETH THAT:

WHEREAS, the Board of Directors of the Company has determined that the Executive’s service to the Company is important to the continued success of the Company and S&T Bank (the “Bank”);

WHEREAS, the Executive has previously executed a severance agreement with the Company as of January 1, 2007 (the “Prior Agreement”);

WHEREAS, the Company wishes to restate the Prior Agreement to reflect recent tax law changes relating to deferred compensation and to make such other changes as are provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

1.1 Affiliate. “Affiliate” means (a) any person, other than a natural person, who, with respect to the Company, is an “affiliate” as defined in Rule 405 under the Securities Act of 1933, as amended, or any successor rule, or (b) any entity more than twenty-five percent (25%) of the common stock or other equity interest of which is owned or controlled by the Company, either directly or indirectly.

1.2 Anticipated Change in Control. “Anticipated Change in Control” means any set of circumstances that, as determined by resolution adopted by the Committee in its sole discretion, poses a real, substantial and immediate probability of leading to a Change in Control. The occurrence of an Anticipated Change in Control shall be treated as and shall have the same effect as an occurrence of a Change in Control for purposes of this Agreement.

1.3 Bank. “Bank” means S&T Bank, a Pennsylvania state-chartered bank and wholly-owned subsidiary of the Company.

1.4 Change In Control. “Change in Control” means the occurrence of any of the following:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the date first written above), other than a pension, profit-sharing or other employee benefit plan established by the Company or the Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act in effect as of the date first written above), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities;

(b) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the period;

(c) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(d) The stockholders of the Company or the Board of Directors of the Company or of the Bank approve a plan of complete liquidation or an agreement for the sale of or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s or the Bank’s assets;

(e) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the date first written above) shall have commenced a bona fide tender or exchange offer to purchase shares of common stock of the Company such that upon consummation of such offer such person would own or control 25% or more of the outstanding shares of common stock of the Company;

(f) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the date first written above) shall have filed an application or notice with any federal or state regulatory agency for clearance or approval to (i) merge or consolidate, or enter into any similar transaction, with the Company or the Bank, (ii) purchase, lease or otherwise acquire all or substantially all of the assets of the Company or the Bank or (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of the Company or the Bank; or

(g) Any other event that constitutes a change in control of a nature that would be required to be reported by the Company in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or any successor provision (whether or not the Company then in subject to the requirements of the Exchange Act).

A Change in Control shall exclude:

(i) A public stock offering by the Company; or

(ii) A convertible debt offering by the Company.

1.5 Committee. “Committee” means the Compensation Committee of the Board of Directors of the Company or any successor committee thereto.

1.6 Company. “Company” means S&T Bancorp, Inc., a Pennsylvania corporation. If the Executive is or becomes employed by an Affiliate of S&T Bancorp, Inc., the “Company” shall be deemed to refer to the Affiliate thereof by which the Executive is employed, except for purposes of the definition of “Change in Control.” In such case, references to payments, benefits, privileges or other rights to be accorded by the “Company” shall be deemed to refer to such payments, benefits, privileges or other rights to be accorded by the Affiliate affected by the provisions hereof. Such payments, benefits, privileges or other rights shall be paid and awarded by the Company or such Affiliate as determined by the Company and such Affiliate, but if not promptly paid or awarded by such Affiliate they shall be paid or awarded by the Company.

1.7 Disability. “Disability” shall have the meaning given such term in any long-term disability plan of the Company as from time to time in effect or, in the event of the termination of such plan, in any successor plan, or, in the absence of a successor plan, in such plan as last in effect prior to its termination.

1.8 Exchange Act. “Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any successor statute.

1.9 Good Reason. “Good Reason” means any of the following which occurs without the Executive’s consent after a Change in Control:

(a) The material diminution of the Executive’s duties, authority or responsibility, or any material change in the geographic location at which the Executive must perform services (in this case, a material change means any location more than forty 40 land-miles from the location prior to the Change in Control);

(b) A material breach by the Company of Sections 5 or 6.1 of this Agreement; or

(c) A material diminution in the Executive’s base salary (in this case, a material diminution means a reduction of more than ten percent (10%) in the Executive’s annual base salary).

The Executive must provide written notice to the Company within 90 days of the initial existence of a condition set forth in this Section 1.9 and the Company shall have 30 days after receipt of any such notice to remedy the condition. If the Company timely remedies such condition, such condition shall not constitute Good Reason. The Executive may not terminate the Executive’s employment hereunder for Good Reason more than six months after the initial existence of one (or more) of the conditions set forth in this Section 1.9 which constitutes Good Reason. If an event (the “First Event”) occurs that would have constituted Good Reason (without regard to all notice and cure provisions) under any of clauses (a), (b), (c) or (d) above but for the Executive’s consent to the occurrence of the First Event, each such clause under which the First Event would have constituted Good Reason shall thereafter become inoperative such that no future event described in such clause shall constitute Good Reason whether or not Executive consents.

1.10 Termination for Cause. “Termination for Cause” means termination of the employment of the Executive at any age because of:

(a) Failure to substantially perform employment duties (other than by reason of Disability), after reasonable demand for substantial performance has been delivered by the Company specifically identifying the manner in which the Company believes the Executive has not performed the Executive’s duties;

(b) Willfully engaging in conduct that demonstrably results in material injury to the Company;

(c) Personal dishonesty or breach of fiduciary duty to the Company that in either case results or was intended to result in personal profit to the Executive at the expense of the Company; or

(d) Willful violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment or supervisory agreement, which violation demonstrably results in material injury to the Company.

1.11 Triggering Event. “Triggering Event” means:

(a) Except as provided in subsection (b) of this Section 1.11,

(i) any involuntary termination of the Executive’s employment by the Company within 6 months preceding a Change in Control without the Executive’s express written consent;

(ii) any involuntary termination of the Executive’s employment by the Company within two years following a Change in Control without the Executive’s express written consent; or

(iii) any termination of the Executive’s employment by the Executive for Good Reason within two years following a Change in Control.

(b) The following circumstances shall not constitute a Triggering Event within the meaning of this Section:

(i) Termination of the Executive’s employment by reason of Executive’s death;

(ii) Termination of the Executive’s employment as a result of Disability;

(iii) Termination of the Executive’s employment for Cause; or

(iv) Voluntary termination of employment by the Executive other than for Good Reason.

2. Benefits Upon Occurrence of Triggering Event.

2.1 If a Triggering Event occurs, then in lieu of any further salary payment to the Executive for periods subsequent to the date of termination, the Company shall pay as severance to the Executive, in a lump sum and in cash, an amount equal to 200% of the Executive’s annual base salary as in effect immediately preceding the earlier of the date of the Change in Control or the date of the Executive’s termination of employment. For purposes of this Agreement, the Executive’s annual base salary shall mean the stated annual base salary (excluding bonuses, benefits under any benefit plan, incentive compensation, compensation paid in stock, and other fringe benefits) payable to the Executive for services rendered to the Company. The lump sum payment provided for by this Section 2.1 shall be paid no later than 10 business days following the later of (i) the date of the Executive’s termination of employment or (ii) the date of the Change in Control.

2.2 If a Triggering Event occurs, for the two-year period immediately following the Executive’s termination of employment (the “2-Year Period”), the Company shall provide the Executive with health insurance coverage that is substantially similar in all material respects to the coverage the Executive was receiving immediately prior to the date of the Executive’s termination of employment.

(a) With respect to a Triggering Event described in Section 1.11(a)(i), for the period immediately following the Executive’s termination of employment through the date of a Change in Control, the Executive shall be able to elect COBRA continuation coverage at the Executive’s expense under the Company’s group health plan. Provided a Change in Control occurs within six months following the Executive’s termination of employment, the Company shall pay to the Executive a lump sum cash payment equal to the amount paid by the Executive pursuant to this Section 2.2(a) for COBRA continuation coverage (plus an additional amount to account for income taxes imposed on such lump sum payment and this tax gross-up provision assuming an effective tax rate of 39%) no later than 10 days following the occurrence of a Change in Control. For the remainder of the 2-Year Period, the Company shall provide the required health insurance coverage through one or more third party insurance policies or shall pay or reimburse the Executive for the cost of individual health insurance coverage for the Executive and the Executive’s eligible dependents, provided that such coverage shall in all events qualify as an “accident or health plan” under Sections 105 or 106 of the Code.

(b) With respect to a Triggering Event described in Sections 1.11(a)(ii) and (iii), the Company shall provide the required health insurance coverage through one or more third party insurance policies or shall pay or reimburse the Executive for the cost of individual health insurance coverage for the Executive and the Executive’s eligible dependents, provided that such coverage shall in all events qualify as an “accident or health plan” under Sections 105 or 106 of the Code.

2.3 If a Triggering Event occurs, for the 2-Year Period, the Company shall provide the Executive with life insurance coverage that is substantially similar in all material respects to the coverage the Executive was receiving immediately prior to the date of the Executive’s termination of employment, provided that the life insurance provided in one year shall not affect the life insurance provided in any other year. During the 2-Year Period, the Executive shall pay employee premiums for such life insurance coverage at the rate the Executive was paying immediately prior to termination.

(a) With respect to a Triggering Event described in Section 1.11(a)(i), in the event a Change in Control does not occur within six months following the Executive’s termination of employment, the Executive shall be required to pay to the Company the total amount of the employer portion of the premiums paid for the continued life insurance coverage during the six months following the Executive’s termination of employment no later than 30 days following the expiration of the relevant six month period.

(b) In the event that any coverage under this Section 2.3 must be delayed pursuant to the six-month delay rule under Section 409A of the Code (described below), the Executive shall be required to pay the full cost for such coverage during the delay period immediately following the Executive’s termination of employment such that the coverage provided during the delay period is not subject to U.S. federal tax. In such case, on the first day of the seventh month following the Executive’s termination of employment, the Company shall pay the Executive a lump sum cash payment equal to the amount paid by the Executive for such life insurance coverage during the delay, minus the amount of employee premiums the Executive would have otherwise paid for the life insurance notwithstanding the application of the six-month delay. Beginning on the first day of the seventh month, and for the remainder of the period during which the Executive is entitled to the life insurance coverage under the terms of this Agreement, the Company shall resume paying the employer paid portion of the premium for the life insurance.

2.4 Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

2.5 Benefits described under Section 2.1 through 2.3 of this Agreement will not be included as additional compensation or service for the purpose of determining qualified or nonqualified retirement benefits under any program sponsored by the Company.

3. Vesting or Payment of Benefits. Upon the occurrence of a Change in Control, all stock options, stock appreciation rights, and shares of restricted stock previously awarded to the Executive, to the extent not previously forfeited, shall fully vest.

4. Termination of Agreement or Benefits. All obligations of the Company under this Agreement shall terminate upon Executive’s death except with respect to benefits that were payable prior to Executive’s death and benefits that by their terms provide for continuation of payments to survivors of the Executive.

5. Benefits Following a Change in Control.

5.1 Following a Change in Control, the Company or its successor shall provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, life insurance, medical, health and accident, disability or other welfare plans, but not including any incentive or equity-based compensation plans in which the Executive was participating at the time of the Change in Control, unless the nature of the change in benefit levels is consistent with changes to benefits levels provided to employees at the same or equivalent level or title as the Executive.

5.2 Following a Change in Control, the Company or its successor shall provide the Executive with the number of paid vacation days to which the Executive is entitled to on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of a Change in Control.

6. Miscellaneous.

6.1 Binding Effect. This Agreement shall be binding upon any successor or successors of the Company due to a Change in Control or otherwise.

6.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely within such jurisdiction, except to the extent that federal law may be applicable.

6.3 Partial Invalidity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.4 No Effect on Other Rights. The payment or obligation to pay any monies, or granting of any rights or privileges to Executive as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that Executive now has under any benefit plan or program presently outstanding.

6.5 No Right to Continued Employment. Nothing in this Agreement shall be construed as giving Executive the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge the Executive at any time and for any lawful reason, subject in all cases to the terms of this Agreement.

6.6 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

6.7 Modifications; Waivers. Subject to Section 10.1, no provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company, except that the terms of this Agreement may be terminated or amended by the Company and the Executive at any time prior the occurrence of a Change in Control. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.8 No Mitigation. The Company agrees that if a Triggering Event occurs, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Moreover, the amount of any payment or benefit provided for under this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

6.9 No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of any Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of the Executive under this Agreement shall be liable for, or subject to, any obligation or liability of such Executive.

6.10 Payment of Benefits Upon Death of Executive. This agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

6.11 Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person or by overnight courier or if mailed by United States registered mail, return receipt requested, postage prepaid, to the following addresses:

If to the Company:

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, Pennsylvania 15701

Attention: Chairman

If to Executive:

David Ruddock

207 Forest Ridge Rd

Indiana, PA 15701

Either party may change its address for notices by written notice to the other party in accordance with this Section 5.11.

6.12 Headings. The headings in this Agreement are inserted for convenience only and shall have no significance in the interpretation of this Agreement.

6.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7. Non-Compete.

7.1 During the Executive’s employment and during the one-year period after (i) the Executive ceases to be employed by the Company and (ii) the Executive receives or begins to receive benefits under Section 2 of this Agreement, the Executive agrees that:

(a) The Executive shall not directly or knowingly and intentionally through another party recruit, induce, solicit or assist any other Person in recruiting, inducing or soliciting any other employee of the Company to leave such employment;

(b) The Executive shall not compete or personally solicit, induce or assist any other person in soliciting or inducing any customer of the Company to terminate its business with the Company or Affiliate or to commence its business with a competing entity.

7.2 The Executive agrees and consents that if the Executive commits any breach or threatens to commit a breach of a covenant under this Section 7, the Company will be entitled to enforce its rights under this Agreement to recover damages and costs (including reasonable attorneys’ fees) caused by any breach and to exercise all other rights existing in its favor at law or equity. The parties hereto agree that money damages will not be an adequate remedy for any breach of the provisions of this Section 7 and that the Company shall also be entitled to specific performance and/or other injunctive relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 7. The parties hereto agree and acknowledge that the Executive’s services to and association with the Company are unique in nature, that because of the nature of the business in which the Company and its Affiliates are engaged and because of the nature of the client information and confidential information to which the Executive has access, the Executive’s breach of any term or provision of this Section 7 will materially and irreparably harm the Company. The Executive acknowledges and agrees that: (i) the purposes of the covenants contained in this Section 7 are to protect the goodwill and value of the Company and to prevent the Executive from interfering with the business of the Company and its Affiliates as a result of or following termination of employment and (ii) the Executive’s agreement to and compliance with the restrictions contained herein are not burdensome to the Executive in light of the opportunities that remain open to the Executive despite these restrictions and, moreover, the Executive has means available for the pursuit of a livelihood that would not result in a violation of this Section 7.

7.3 In the event that any provisions of this Section 7 are finally determined by a court of competent jurisdiction to be unenforceable, the Executive and the Company hereby agree that such court shall have jurisdiction to reform any of the provisions of this Section 7 so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. If any of the covenants of this Section 7 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Company to enforce any such covenant in any other jurisdiction.

8. Not an Excess Parachute Payment.

8.1 Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received by the Executive in connection with a Change in Control or the termination of the Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under IRC Section 4999 (the “Excise Tax”), then the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax. In the event the Total Benefits must be reduced in order to comply with this Section 8.1, the cash benefits provided in Section 2.1 shall first be reduced (if necessary, to zero), and the non-cash benefits provided in Sections 2.3, 3, and 2.2 shall next be reduced, in that order so that no portion of the Total Benefits is subject to the Excise Tax.

9. Term of Agreement.

9.1 The term of this agreement shall begin on January 1, 2009, and end at 11:59 p.m. on December 31, 2011, and shall automatically be extended for an additional year each December 31 after January 1, 2009, unless either party delivers written notice of non-renewal to the other party within 90 days prior to the renewal date; provided, however, that if a Change in Control has occurred during the original or extended term, the term of the Agreement shall end no earlier than 36 calendar months after the end of the calendar month in which the Change in Control occurs.

10. Compliance with Code Section 409A.

10.1 This Agreement is intended to comply with the requirements of Code Section 409A (including the exceptions thereto), to the extent applicable, and the Company shall administer and interpret this Agreement in accordance with such requirements. Notwithstanding any other provision hereof, if any provision of this Agreement conflicts with the requirements of Code Section 409A, the requirements of Code Section 409A shall supersede any such provision. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

10.2 Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and the Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i) and the related Company procedures), such payment or benefit shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made or provided on the later of the date specified by the other provisions of this Agreement or the date that is six months after the date of the Executive’s separation from service (or, if earlier, the date of the Executive’s death).

10.3 To the extent permitted under Section 409A of the Code, the continued life insurance benefits shall not constitute deferred compensation subject to Section 409A to the extent such benefits, determined by date order, do not exceed the maximum amount allowed under the “two times” rule of Treas. Reg. Section 1.409A-1(b)(9)(iii).

10.4 References herein to a termination of employment shall be interpreted to mean a “separation from service” with the Company within the meaning of Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the date and year first above written.

S&T BANCORP, INC.

By:	/s/ Alan Papernick
Name:	Alan Papernick
Title:	Chairman, Compensation Committee
Date:	12/31/2008

EXECUTIVE:

/s/ David Ruddock
Name:	David Ruddock
Title:	Executive Vice President
Date:	2/18/2009